UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

Marin Software Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

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March 17, 2017

To our stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Marin Software Incorporated (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting on Thursday, April 27, 2017, at 11:00 a.m. (Pacific Daylight Time) via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/MRIN.

The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2016, and proxy card, each of which is enclosed.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

If you attend the Annual Meeting via the live webcast, you will be able to vote and submit questions during the Annual Meeting by using the control number located on your proxy card.

We appreciate your continued support.

Sincerely,

Christopher Lien
Chief Executive Officer

MARIN SOFTWARE INCORPORATED

 123 Mission Street, 27th Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, April 27, 2017 at 11:00 a.m. Pacific Daylight Time

Place:	Virtual meeting via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/MRIN (the “Annual Meeting”)

Items of Business:	1.	Elect two Class I directors of Marin Software Incorporated each to serve until the 2020 annual meeting of stockholders and until his or her successor has been elected and qualified or until his earlier resignation or removal.

	2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

	3.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record at the close of business on March 15, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Proxy Voting:	Each share of common stock that you own represents one vote. For questions regarding your stock ownership, you may contact the Marin Software Investor Relations Department through our website at http://investor.marinsoftware.com/contact-ir or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

This Notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about March 17, 2017. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 27, 2017: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Christopher Lien
Chief Executive Officer

San Francisco, California

March 17, 2017

MARIN SOFTWARE INCORPORATED

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

MARIN SOFTWARE INCORPORATED

123 Mission Street, 27th Floor

San Francisco, California 94105

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

March 17, 2017

GENERAL INFORMATION

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of Marin Software Incorporated’s board of directors (the “Board”) for use at 2017 Annual Meeting of Stockholders of Marin Software Incorporation (“we,” “our,” “us” or the “Company”) to be held on April 27, 2017, at 11:00 a.m. Pacific Daylight Time (the “Meeting”), and any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 21, 2017. Our Annual Report on Form 10-K for the year ended December 31, 2016 is enclosed with this proxy statement. An electronic copy of this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

Information About the Meeting

Purpose of the Meeting

You are receiving this proxy statement because the Board is soliciting your proxy to vote your shares of common stock at the Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

Record Date; Quorum

Only holders of record of our common stock at the close of business on March 15, 2017 (the “Record Date”), will be entitled to vote at the Meeting. At the close of business on March 15, 2017, we had 39,381,343 shares of our common stock outstanding and entitled to vote. For 10 days prior to the Meeting, a complete list of the stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relating to the Meeting during ordinary business hours at our headquarters.

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Meeting as of the Record Date must be present at the Meeting in order to hold the Meeting and conduct business. This presence is called a quorum. Your shares of our common stock are counted as present at the Meeting if you are present and vote in person at the Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

In deciding all matters at the Meeting, each holder of shares of our common stock is entitled to one vote for each share of our common stock held at of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors. You may vote all shares of our common stock owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Meeting or vote by telephone or by Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares of our common stock were held in an account with a brokerage firm, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares of our common stock held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares of our common stock is considered the stockholder of record for purposes of voting at the Meeting. Because you are not the stockholder of record, you may not vote your shares of our common stock at the Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Meeting.

Each director will be elected by a plurality of the votes cast for Proposal No. 1, which means that the two individuals nominated for election to our Board at the Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” all of the nominees, “WITHHOLD” your vote with respect to all of the nominees, or “FOR” all of the nominees except for any of the nominees that you specify. Approval of Proposal No. 2 will be obtained if the number of votes cast “FOR” such proposal at the Meeting exceeds the number of votes “AGAINST” such proposal. Abstentions (shares of our common stock present at the Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. “Broker non-votes” occur when shares of our common stock held by a broker, bank, trustee, or other nominee for a beneficial owner are not voted either because (i) the broker, bank, trustee, or other nominee did not receive voting instructions from the beneficial owner, or (ii) the broker, bank, trustee, or other nominee lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, bank, trustee, or other nominee, the broker, bank, trustee, or other nominee that holds your shares of our common stock will not be authorized to vote on the election of directors (Proposal No. 1). Accordingly, we encourage you to provide voting instructions to your broker, bank, trustee, or other nominee, whether or not you plan to attend the Meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board recommends that you vote FOR each of the Class I directors named in this proxy statement (Proposal No. 1) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2). None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

●	vote at the Meeting—by following the instructions at www.virtualshareholdermeeting.com/MRIN, where stockholders may vote and submit questions during the Meeting. The Meeting starts at 11:00 a.m. Pacific Daylight Time on April 27, 2017. Please have your 16-Digit Control Number to join the Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;

●	vote via telephone or the Internet—in order to do so, please follow the instructions shown on your proxy card; or

●	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Meeting in the envelope provided.

Votes submitted by telephone or Internet must be received by 11:59 pm Eastern Daylight Time on April 26, 2017. Submitting your proxy, whether via the Internet, by telephone or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal No. 1, you may either vote “FOR” all of the nominees, “WITHHOLD” your vote with respect to all nominees or “FOR” all nominees except for any of the nominees that you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares of our common stock should be voted on a particular proposal at the Meeting, your shares of our common stock will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares of our common stock in street name, and your broker, bank, trustee, or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares of our common stock that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Meeting.

If you receive more than one proxy card, your shares of our common stock are registered in more than one name or are registered in different accounts. To make certain all of your shares of our common stock are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, the Company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by (i) signing and returning a proxy card with a later date, (ii) delivering a written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, New York 11717, (iii) voting again by telephone or over the Internet or (iv) attending and voting at the Meeting (following the instructions at www.virtualshareholdermeeting.com/MRIN). The mere presence at the Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares of our common stock are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to revoke a proxy, the stockholder must contact that firm to revoke any prior voting instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked at the Meeting.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Meeting. The preliminary voting results will be announced at the Meeting and posted on our website at http://investor.marinsoftware.com. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD; CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines; Share Pledging Policy

Our Board has adopted Corporate Governance Guidelines that set forth our expectations for directors, director independence standards, Board committee structure and functions, and other policies regarding our corporate governance. Our Corporate Governance Guidelines are available on the “Investor Relations” section of our website, which is located at http://investor.marinsoftware.com, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our Board with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board shall be free to choose its chairman in any way that it considers in the best interests of the Company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our Board and make such recommendations related thereto to our Board with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” In cases in which the chairman and chief executive officer are the same person, the chairman schedules and sets the agenda for meetings of our Board, and the chairman, or if the chairman is not present, the lead independent director chairs such meetings. The responsibilities of the chairman or, if the chairman and the chief executive officer are the same person, the lead independent director, include: presiding at executive sessions; serving as a liaison between the chairman and the independent directors; and being available, under appropriate circumstances, for consultation and direct communication with stockholders.

Our Board believes that our stockholders and the Company are best served by having Christopher Lien, our Chief Executive Officer, serve as chairman of the Board and L. Gordon Crovitz serve as lead independent director. Mr. Crovitz replaced Bruce Dunlevie as the Board’s lead independent director in September 2016. Mr. Lien maintained his role as chairman of the Board after stepping down from the Executive Chairman position in September 2015 and before returning as our Chief Executive Officer in August 2016. Our Board believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Lien’s extensive executive leadership and operational experience, including familiarity with our business as the Company’s founder. Our independent directors bring experience, oversight and expertise from outside of the Company, while Mr. Lien brings Company-specific experience and expertise. Our Board believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Our Board of Directors’ Role in Risk Oversight

Our Board, as a whole, has responsibility for risk oversight, although the committees of our Board oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board and to our personnel who are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal and compliance risks.

Each committee of the Board meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial and legal compliance risk exposures and monitors the steps management has taken to mitigate and control such exposures, including our risk assessment and risk management policies and guidelines. The compensation committee reviews risks and exposures associated with compensation programs and arrangements, including incentive plans.

Independence of Directors

Our Board determines the independence of our directors by applying the applicable rules, regulations and listing standards of the New York Stock Exchange (“NYSE”). These provide that a director is independent only if the Board affirmatively determines that the director has no direct or indirect material relationship with the Company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our Board annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the Board considered, among other things, the relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our Board has determined that all of the members of our Board and nominees, other than Mr. Lien, are currently independent as determined under applicable rules, regulations and listing standards of the NYSE. All members of our audit committee, compensation committee and nominating and corporate governance committee must be independent directors under the applicable rules, regulations and listing standards of the NYSE. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation (including in connection with such member’s service as a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from the Company or any of its subsidiaries) or (ii) be an affiliated person of the Company or any of its subsidiaries. Members of the compensation committee also must satisfy a separate SEC independence requirement and a related NYSE listing standard relating to their affiliation with the Company and what advisory, consulting or other fees they may have received from us. Our Board has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by the Board. Copies of the charters for each committee are available, without charge, upon request in writing to Marin Software Incorporated, 123 Mission Street, 27th Floor, San Francisco, California 94105, Attn: General Counsel or by clicking on “Corporate Governance” in the “Investor Relations” section of our website, http://investor.marinsoftware.com. Members serve on these committees until their resignations or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of Mr. Auvil, who is the chair of the audit committee, Mr. Barrese and Mr. Crovitz. Mr. Auvil is not standing for re-election at the Meeting. Immediately following the Meeting, Daina Middleton shall join the audit committee and Mr. Crovitz shall become the chair of the audit committee. The composition of our audit committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Each member of our audit committee is financially literate as required by NYSE listing standards. In addition, our board of directors has determined that each of Mr. Auvil and Mr. Crovitz is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee is directly responsible for, among other things:

●	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements and overseeing their work;

●	reviewing the continuing independence of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

●	establishing procedures for employees and others to submit anonymously concerns about questionable accounting or audit matters;

●	considering and reviewing the adequacy of our disclosure controls and internal controls over financial reporting;

●	reviewing material related party transactions or those that require disclosure; and

●	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Mr. Hutchison, who is the chair of the compensation committee and Mr. Leinwand. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Code and is “independent” as defined in Section 303A.02(a)(ii) of the NYSE rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

●	reviewing and approving, or recommending to our board of directors the compensation of our directors;

●	reviewing and approving, or recommending to our board of directors the terms of any compensatory agreements with our executive officers;

●	administering our stock and equity incentive plans;

●	reviewing and approving, or making recommendations to our Board with respect to, cash-based and equity-based incentive compensation; and

●	reviewing our overall compensation strategy.

The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers, including the chief executive officer, and makes recommendations to our Board regarding the compensation of non-employee directors. The compensation committee may take into account the recommendations of the chief executive officer with respect to compensation of the other executive officers.

The compensation committee engaged an external compensation consultant, Compensia, Inc. (“Compensia”), a national compensation consulting firm, to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for the fiscal year ended on December 31, 2016. Specifically, Compensia was engaged to:

●	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

●	review and assess our current executive officer compensation policies and practices and equity profile relative to market practices; and

●	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation committee.

During the year ended December 31, 2016 (“fiscal 2016”), Compensia worked for the compensation committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation committee has determined that none of the work performed by Compensia during fiscal 2016 raised any conflict of interest.

The compensation committee has delegated, in accordance with applicable law, rules and regulations and our certificate of incorporation and bylaws, to a plan grant administrator, the authority to make certain types of equity awards to service providers under our 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award policy approved by our compensation committee. During fiscal 2016, the plan grant administrator consisted of the chief executive officer and the general counsel. In accordance with our equity award policy, any equity award granted by the plan grant administrator that vests solely based on continuous service, shall vest as follows: (i) with respect to options as to the first twenty-five percent (25%) of the shares subject to the option after the recipient completes twelve (12) months of continuous service from the date of grant and as to an additional 1/48th of the total shares subject to the option when the recipient completes each month of continuous service thereafter and (ii) with respect to all other equity awards as to the first twenty-five percent (25%) of the shares or units awarded after the recipient completes twelve (12) months of continuous service from the date of grant and as to an additional twenty-five percent (25%) of the total shares or units awarded when the recipient completes each year of continuous service thereafter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Crovitz, who is the chair of the nominating and corporate governance committee and Ms. Middleton. The composition of our nominating and corporate governance committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating, recruiting, and recommending candidates for membership on our Board;

●	reviewing and recommending changes to our Corporate Governance Guidelines and Codes of Conduct and Business Ethics for Directors and for Employees;

●	reviewing proposed waivers of the Code of Conduct for Directors;

●	overseeing the process of evaluating the performance of our Board; and

●	assisting our Board on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2016 were Mr. Dunlevie, Mr. Hutchison and Mr. Leinwand. None of the members of our compensation committee in 2016 was at any time during 2016 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K, except as provided under the Related Party Transactions section below. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during 2016.

Board and Committee Meetings and Attendance

Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2016:

●	Our Board held nine meetings and acted by unanimous written consent four times;

●	Our audit committee held six meetings and did not act by unanimous written consent;

●	Our compensation committee held seven meetings and acted by unanimous written consent four times; and

●	Our nominating and corporate governance committee held two meetings and did not act by unanimous written consent.

None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by our Board and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served on the Board and any committee thereof).

Director Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each director to be present at our annual meetings of stockholders. Our former Chief Executive Officer and director David Yovanno, former director Bruce Dunlevie, Christopher Lien, Paul Auvil (by telephone), Gordon Crovitz, Donald Hutchison, Daina Middleton were present at our 2016 annual meeting of stockholders held on April 26, 2016.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. From January 2016 to September 2016, Mr. Dunlevie served as our lead independent director and acted as the presiding director at these meetings through September 1, 2016. On September 2, 2016, Mr. Crovitz was appointed as lead independent director, replacing Mr. Dunlevie, and currently Mr. Crovitz is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board, non-management directors as a group, a committee of our Board or a specific director (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary or by sending an email to our Board at Board@marinsoftware.com.

All communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our Board not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board. The address for these communications is:

Marin Software Incorporated

c/o Corporate Secretary

123 Mission Street, 27th Floor

San Francisco, California 94105

Codes of Business Conduct and Ethics

We have adopted Codes of Business Conduct and Ethics that apply to all of our directors, officers and employees. Our Codes of Business Conduct and Ethics are posted on the “Investor Relations” section of our website located at http://investor.marinsoftware.com by clicking on “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Codes of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board are selected by our Board based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the Board regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified Board, the nominating and corporate governance committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and any specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board from time to time, our Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the committees of our Board. In addition, neither our Board nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the Board in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote Board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Boards’ overall effectiveness. The brief biographical description of each director and director nominee set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at the Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2018 and 2019, respectively. At the recommendation of the nominating and governance committee, our Board proposes that the two Class I nominees named below, each of whom is currently serving as a director in Class I, be elected as a Class I director for a three-year term expiring at the 2020 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. Mr. Auvil has decided not to stand for re-election when his current term expires at the Meeting. Additionally, Bruce Dunlevie, a former Class II director, resigned from the Board in February 2017.

Shares of our common stock represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of Board service as of March 15, 2017, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a director at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
L. Gordon Crovitz (1)(2)	58	Founder, Journalism Online; Interim CEO Houghton Mifflin Harcourt Company	2012
Daina Middleton (2)	51	Principal, Larcen Consulting Group	2014

(1)	Member of audit committee

(2)	Member of the nominating and corporate governance committee

L. Gordon Crovitz. Mr. Crovitz has served as a member of our Board since May 2012. Since September 2016, Mr. Crovitz has served as the Interim CEO of Houghton Mifflin Harcourt Company, a global learning company. Mr. Crovitz also co-founded Journalism Online, LLC, a provider of e-commerce solutions for publishers, in April 2009. From 2008 until April 2009, Mr. Crovitz was an active angel investor in, and advisor to, privately held media and technology companies. Prior to that, Mr. Crovitz worked at Dow Jones & Company, Inc. from 1980 until 2007 in a variety of positions, most recently as a publisher of The Wall Street Journal and executive vice president. Mr. Crovitz is a member of the boards of directors of Dun & Bradstreet, Inc. and Houghton Mifflin Harcourt Company. He is also a member of the boards of directors of Association of American Rhodes Scholars, Blurb, Inc., and Business Insider, Inc., each of which is a privately held entity. Mr. Crovitz holds an A.B. in Politics, Economics, Rhetoric and Law from the University of Chicago, a B.A. in Jurisprudence from the University of Oxford and a J.D. from Yale Law School. Mr. Crovitz brings to our Board a diversity of distinguished experiences and seasoned business acumen, particularly extensive experience in the media and publishing industries. His service on a number of boards of directors provides an important perspective on corporate governance matters, including best practices established at other companies.

Daina Middleton. Ms. Middleton has served on our Board since October 2014. Since January 2016, Ms. Middleton has been an organization effectiveness coach with the Larcen Consulting Group. Prior to this role, Ms. Middleton was the Head of Business Marketing at Twitter, Inc., a social media and communications platform, from May 2014 until January 2016. Before joining Twitter, she was Chief Executive Officer of Performics, Inc., a performance marketing agency, from January 2010 to May 2014. Prior to that, Ms. Middleton served as Senior Vice President at Moxie Interactive, an interactive marketing agency, from 2008 to 2010, and earlier in her career, she worked at Hewlett-Packard for 16 years in advertising and marketing roles of increasing responsibility. Ms. Middleton received a B.S. in Technical Journalism from Oregon State University. Ms. Middleton brings to our Board her expertise in the digital marketing space built over more than 20 years in the industry as well as her experience in general management and executive leadership.

Continuing Directors

The directors who are serving for terms that end following the Meeting, and their ages, occupations and length of Board service as of March 15, 2017, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should continue to serve as a director at this time.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors:
Donald P. Hutchison (1)	60	Investor	2006
Allan Leinwand (1)	50	CTO, ServiceNow, Inc.	2013

Class III Directors:
James J. Barrese (2)	48	Independent director and advisor	2013
Christopher Lien	50	Founder, CEO, Marin Software Incorporated	2006

(1)	Member of compensation committee.

(2)	Member of the audit committee.

Donald P. Hutchison. Mr. Hutchison has served on our Board April 2006. Since 2002, Mr. Hutchison’s principal employment has been as an angel investor in start-up technology companies. From June 2006 to July 2008, Mr. Hutchison was the Co-Founder and Chairman of the Board of Directors of Recurrent Energy LLC, a solar energy provider. Prior to that, Mr. Hutchison served as the Chief Executive Officer and Chairman of the Board of work.com, a joint venture established by Dow Jones and Excite@Home. Mr. Hutchison previously served in senior positions at Excite@Home (At Home Corporate) and NETCOM On-Line Communications Services, Inc. Mr. Hutchison previously served as a member of the board of directors of many privately-held companies, including, W&W Communications, Inc., a fabless semiconductor company, which was acquired by Cavium, Inc. Mr. Hutchison holds a B.A. in Economics from University of California, Santa Barbara, and an M.B.A. in Finance and Organizational Development from Loyola Marymount University. Mr. Hutchison brings to our Board significant experience analyzing and investing in other technology companies, as well as management and leadership experience as a former founder and executive of technology companies.

James J. Barrese. Mr. Barrese has served on our Board since October 2013. Mr. Barrese currently is an independent director and advisor, most recently employed at PayPal, Inc., a digital and mobile payments technology company, starting in 2011, including as SVP, Payment Services and Chief Technology Officer from February 2015 until April 2016, Chief Technology Officer from February 2012 to January 2015 and VP of Global Product Development from August 2011 to January 2012. Prior to PayPal, Mr. Barrese spent nearly 10 years in executive technology roles at eBay Inc., an online marketplace, where he was most recently VP of Technology. Earlier in his career, he was VP of engineering at Charitableway.com, Inc., an e-philanthropy solutions provider; a manager at Andersen Consulting LLP; and programmer in the Materials Science Department at Stanford University. He got his start in technology with the Signal Corps in the U.S. Army. He holds a B.S. in Mechanical Engineering from Stanford University. Mr. Barrese brings to our Board a deep knowledge of technology infrastructure, architecture, analytics, and cloud computing.

Allan Leinwand. Mr. Leinwand has served on our Board since October 2013. Since 2012, Mr. Leinwand has served as VP and CTO, Cloud Platform and Infrastructure of ServiceNow, Inc., an enterprise cloud computing company. From 2010 to 2012 Mr. Leinwand was CTO – Infrastructure of Zynga Inc., an online and mobile games company, where he oversaw all areas of cloud computing infrastructure. Prior to that, from 2006 to 2010, Mr. Leinwand was a venture partner for Panorama Capital. Mr. Leinwand was also the founder and CEO of Vyatta, Inc., a software-defined networking company which was acquired by Brocade Communications Systems, Inc. in 2012. He was also co-founder, president, and CEO of Proficient Networks, Inc., a network optimization solutions provider, and earlier served as CTO and VP of engineering at Telegis Networks, Inc., an infrastructure facilities provider, and Digital Island, Inc., a telecommunications provider. Mr. Leinwand spent seven years at Cisco Systems, Inc., a global IT and networking company, where he was most recently manager of consulting engineering. He started his career as an Internet engineer at Hewlett-Packard Company. He has been an adjunct professor at the University of California at Berkeley, where he taught courses on computer network management and design. He is an expert in internetworking design and implementation and holds a patent in data routing. He holds a B.S. in Computer Science from the University of Colorado at Boulder. Mr. Leinwand’s technology expertise and knowledge of SaaS applications and cloud computing combined with his executive and entrepreneurial background, makes him a valuable addition to our Board.

Christopher Lien. Mr. Lien is our founder, Chief Executive Officer, and chairman of our Board. From May 2014 until September 2015, Mr. Lien served as executive chairman, and from the founding of the Company in 2006 to May 2014, he served as our Chief Executive Officer. Mr. Lien returned to serve as our Chief Executive Officer in August 2016. Mr. Lien has been a member of our Board since 2006. Previously, Mr. Lien served as Chief Operating Officer of Adteractive, Inc., an online performance marketing company, from 2004 to 2005. In 2001, Mr. Lien co-founded and served as Chairman and Chief Financial Officer of Sugar Media, Inc., a broadband services platform, until its acquisition in 2003 by 2Wire, Inc., a leading supplier of DSL equipment and services, which was subsequently acquired by Pace plc in 2010. Prior to that, Mr. Lien served in various capacities at BlueLight.com, LLC, Kmart Corporation’s e-commerce and Internet service provider subsidiary from 2000 to 2001, including as Chief Financial Officer and acting Chief Executive Officer. Prior to BlueLight.com, Mr. Lien spent 10 years at various investment banks, including Morgan Stanley and Evercore Partners, with his last role as Managing Director. Mr. Lien holds an A.B. from Dartmouth College, where he was elected as a member of Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business. Mr. Lien’s presence as a director brings his thorough knowledge of our company into our Board’s strategic and policy-making discussions. He brings his extensive experience in finance, digital marketing and executive roles in the information technology industry into deliberations regarding our strategy and operations.

There are no familial relationships among our directors and officers.

Director Compensation

The following table provides information for the fiscal year ended December 31, 2016 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2016. David Yovanno, our former Chief Executive Officer, is not included in the table below as he was an employee and thus received no compensation for his services as a director from January 2016 through August 2016. Christopher Lien is included in the table below as he was a non-employee director from January 2016 through August 2016, and received non-employee director compensation for that period. From August 2016 to December 2016, Mr. Lien received no compensation for his services as a director. The compensation received by Mr. Yovanno and Mr. Lien as employees is shown in the “Executive Compensation – Summary Compensation Table” below.

Pursuant to our director compensation policy, on the date of the annual stockholder’s meeting, non-employee directors are eligible to receive an option to purchase our common stock having an aggregate full grant date fair value of $150,000, with such option vesting in full on the first anniversary of the date of grant. For 2016, to reduce the number of shares of our common stock issuable to directors given the trading range of our common stock at that time, our compensation committee reduced the size of the grant to an option to purchase 60,000 shares of common stock, which option had a grant date fair value of $60,794 as indicated in the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Paul R. Auvil III	—	$60,794	—		$60,794
James J. Barrese	—	60,794	—		60,794
L. Gordon Crovitz	—	60,794	—		60,794
Bruce W. Dunlevie(2)	—	—	—		—
Donald P. Hutchison	—	60,794	—		60,794
Allan Leinwand	—	60,794	—		60,794
Christopher Lien	—	60,794	—		60,794
Daina Middleton	—	60,794	12,000	(3)	72,794

(1)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for stock option awards granted during the fiscal year. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to the audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2016 (the “2016 Form 10-K”). Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from the options. For information regarding the number of stock options held by each non-employee director as of December 31, 2016, see the table below.

(2)	Mr. Dunlevie waived his annual, non-employee director grant for 2016.

(3)	From February 2016 to May 2016, Ms. Middleton provided consulting services to the Company in connection with our efforts to form an industry advisory group.

Our non-employee directors held the following number of outstanding stock options as of December 31, 2016.

Name	Grant Date		Option Awards (1)
Paul R. Auvil III	5/10/16	(2)	60,000
	4/22/15	(2)	49,397
	5/12/14	(2)	30,038
	9/14/12	(3)	20,000
	1/31/13	(4)	30,000
	1/31/13	(5)	1,200
James J. Barrese	5/10/16	(2)	60,000
	4/22/15	(2)	48,197
	5/12/14	(2)	28,838
	10/4/13	(6)	30,000
L. Gordon Crovitz	5/10/16	(2)	60,000
	4/22/15	(2)	48,597
	5/12/14	(2)	29,238
Bruce W. Dunlevie	4/22/15	(2)	49,397
	1/31/13	(4)	30,000
	1/31/13	(5)	1,200
Donald P. Hutchison	5/10/16	(2)	60,000
	4/22/15	(2)	48,897
	5/12/14	(2)	29,538
	9/14/12	(3)	20,000
	1/31/13	(4)	30,000
	1/31/13	(5)	700
Allan Leinwand	5/10/16	(2)	60,000
	4/22/15	(2)	48,197
	5/12/14	(2)	28,838
	10/4/13	(6)	30,000
Daina Middleton	5/10/16	(2)	60,000
	4/22/15	(2)	48,197
	10/13/14	(6)	30,000

(1)	All stock options expire 10 years after the date of grant. These stock options also provide that, in the event of a “change of control,” all of the shares of our common stock subject to such stock option will immediately vest, and the right of repurchase with respect to any unvested shares shall lapse, in full as of the effectiveness of the change of control.

(2)	The stock option was granted pursuant to the 2013 Equity Incentive Plan (the “2013 Plan”) and vested or will vest in its entirety on the first anniversary of the vesting commencement date.

(3)	The stock option was granted pursuant to the 2006 Equity Incentive Plan (the “2006 Plan”) and was immediately exercisable in full upon grant. In the event the grantee exercised unvested shares subject to the option, the unvested shares would be subject to a right of repurchase in our favor at the option exercise price. The stock option vests ratably each month over a 48 month period from the vesting commencement date.

(4)	The stock option was granted pursuant to the 2006 Plan and was immediately exercisable in full upon grant. In the event the grantee exercised unvested shares subject to the option, the unvested shares would be subject to a right of repurchase in our favor at the option exercise price. The stock option vested over a three-year period with one-third vesting on each anniversary of the vesting commencement date and is fully vested.

(5)	The stock option was granted pursuant to the 2006 Plan and was immediately exercisable in full upon grant. In the event the grantee exercised unvested shares subject to the option, the unvested shares would be subject to a right of repurchase in our favor at the option exercise price. The stock option vested in its entirety on the first anniversary of the vesting commencement date.

(6)	The stock option was granted pursuant to the 2013 Plan and vests over a three-year period with one-third vesting on each anniversary of the vesting commencement date.

Cash Compensation. We do not provide cash retainer fees to our non-employee directors for their services as a member of our Board or any committee thereof or any cash meeting fees for attendance at any meetings of our Board or committees thereof.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel and other expenses.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION

OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal year ending December 31, 2017. As a matter of good corporate governance, our audit committee has decided to submit its selection of its principal independent registered public accounting firm to stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited our financial statements for fiscal 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, in which case they will be given an opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2015 and 2016. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from the Company. During the fiscal year ended December 31, 2015 (“fiscal 2015”) and 2016, fees for services provided by PricewaterhouseCoopers LLP were as follows:

Fees Billed to Marin	Fiscal 2015	Fiscal 2016
Audit fees(1)	$982,000	$870,000
Audit-related fees(2)	—	—
Tax fees(3)	70,000	68,000
Other fees(4)	15,000	—
Total fees	$1,067,000	$938,000

(1)	“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; the audit of the purchase price allocation and other procedures related to our acquisition of SocialMoov S.A.S. (“SocialMoov”) in fiscal 2015; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	We did not have any “audit-related fees” during fiscal 2015 or 2016.

(3)	“Tax fees” include fees for tax compliance and advice, including tax advice with respect to our fiscal 2015 acquisition of SocialMoov during fiscal 2015 and fiscal 2016. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax, and assistance with tax audits.

(4)	In fiscal 2015, “other fees” included consulting services related to our acquisition of NowSpots, Inc. (d/b/a Perfect Audience). We did not have any “other fees” in fiscal 2016.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2017, by:

●	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our current directors or director nominees;

●	each of our named executive officers during fiscal 2016; and

●	all of our directors, director nominees and executive officers as a group.

Percentage ownership of our common stock is based on 39,381,343 shares of our common stock outstanding on March 15, 2017. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units that are currently exercisable or subject to settlement or that will become exercisable or subject to settlement within 60 days of March 15, 2017 to be outstanding and to be beneficially owned by the person or entity for the purpose of computing the percentage ownership of that person. We did not deem these as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Marin Software Incorporated, 123 Mission Street, 27th Floor, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors and Named Executive Officers
Paul R. Auvil III(1)	322,538	*
L. Gordon Crovitz(2)	256,703	*
Bruce W. Dunlevie(3)	4,114,375	10.4%
Donald P. Hutchison(4)	497,422	1.3
James J. Barrese(5)	157,035	*
Allan Leinwand(5)	157,035	*
Daina Middleton(6)	118,197	*
David A. Yovanno	34,114	*
Christopher Lien(7)	2,240,119	5.7
Stephen E. Kim(8)	175,886	*
Catriona M. Fallon(9)	118,813	*
All officers and directors as a group (11 persons)(10)	8,214,205	20.8
5% or Greater Stockholders
Benchmark Capital Partners VI, L.P(3)	3,874,492	9.8
Entities affiliated with DAG Ventures(11)	3,801,169	9.7
Raging Capital Management, LLC(12)	3,220,233	8.2
ESW Capital, LLC(13)	3,000,700	7.6
Entities affiliated with Temasek Capital(14)	2,528,205	6.4
Thornburg Investment Management Inc.(15)	2,028,760	5.2

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Includes (a) 43,953 shares held by Paul Auvil and Sarah Auvil, husband and wife, as community property, (b) 66,200 shares held by Paul Auvil and Sarah Auvil, husband and wife, as community property, (c) 21,750 shares held by Mr. Auvil and (d) 190,635 shares of our common stock issuable to Mr. Auvil upon exercise of stock options exercisable within 60 days after March 15, 2017.

(2)	Consists of (a) 118,868 shares of our common stock and (b) 137,835 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after March 15, 2017.

(3)	Based on information contained in a Schedule 13G filed with the SEC by Benchmark Capital on February 8, 2017. Consists of (a) 3,198,393 shares of our common stock held by Benchmark Capital Partners VI, L.P. (“BCP VI”) and (b) 200,032 shares of our common stock held by Benchmark Founders’ Fund VI, L.P. (“BFF VI”), (c) 131,280 shares held by Benchmark Founders’ Fund VI-B L.P. (“BFF VI-B”) and (d) 344,787 shares of our common stock held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”). BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B and has sole voting and investment power over the shares. Certain individual members of BCMC VI, including Bruce W. Dunlevie, may be deemed to have shared voting and investment power over the shares held by BCP VI, BFF VI and BFF VI-B. Mr. Dunlevie was a member of our Board until February 2017. The address for each Benchmark reporting entity is 2965 Woodside Road, Woodside, California 94062.

In addition Mr. Dunlevie holds (a) 9,286 shares of our common stock, (b) 150,000 shares of our common stock held by the Dunlevie Living Trust, of which Mr. Dunlevie is a trustee, and (c) 80,597 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after March 15, 2017.

(4)	Consists of (a) 259,087 shares of our common stock held directly by the Hutchison Family Trust, of which Mr. Hutchison is a co-trustee, (b) 49,200 shares of our common stock held by Glasgow Investments, LLC and (c) 189,135 shares of our common stock issuable to Mr. Hutchison upon exercise of stock options exercisable within 60 days after March 15, 2017. Mr. Hutchison is a managing member of Glasgow Investments, LLC and possesses the power to direct the voting and disposition of the shares held by Glasgow Investments, LLC and as such may be deemed to beneficially own the shares of our common stock held by Glasgow Investments, LLC.

(5)	Consists of 157,035 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2017.

(6)	Consists of 118,197 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2017.

(7)	Consists of (a) 1,649,500 shares of our common stock held directly by the Lien Revocable Trust dated 7/8/2003, of which Mr. Lien is a co-trustee, (b) 25,615 shares of our common stock held individually by Mr. Lien, (c) 394,458 shares of our common stock issuable to Mr. Lien upon exercise of stock options exercisable within 60 days after March 15, 2017, (d) 85,273 shares of our common stock held by the Chris Lien 2013 Annuity Trust, (e) 85,273 shares of our common stock held by the Rebecca Lien 2013 Annuity Trust.

(8)	Consists of (a) 14,823 shares of our common stock and (b) 161,043 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2017.

(9)	Consists of (a) 3,584 shares of our common stock and (b) 115,229 shares of our common stock issuable upon exercise of stock options as of March 15, 2017.

(10)	Includes (a) 1,713,719 shares issuable upon exercise of stock options exercisable within 60 days of March 15, 2017, (b) 30,929 shares to be acquired upon settlement of restricted stock units within 60 days of March 15, 2017, and (c) 21,625 shares of our common stock subject to vesting of restricted stock unit awards within 60 days of March 15, 2017

(11)	Based on information contained in a Schedule 13G filed with the SEC by DAG Ventures IV-QP, L.P. and its affiliates on February 11, 2014. Consists of 3,112,719 shares of our common stock held by DAG Ventures IV-QP, L.P. (“DAVG IV-QP”), (b) 359,492 shares of our common stock held by DAG Ventures IV-A, LLC (“DAG IV-A”) and (c) 328,958 shares of our common stock held by DAG Ventures IV, L.P. (“DAG IV”). DAG Ventures Management IV, LLC (“DAG IV LLC”) serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares of our common stock owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares of our common stock held by DAG IV-QP and DAG IV. DAG IV LLC does not own any of our securities directly. R. Thomas Goodrich, John J. Caddo, Greg Williams, Young J. Chung and Nick Pianism are managing directors of DAG IV LLC and DAG IV-A and possess power to direct the voting and disposition of the shares owned by DAG IV-QP, DAG IV and DAG IV-A and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP, DAG IV and DAG IV-A. The address for DAG IV-QP, DAG IV, DAG IV-A and DAG IV LLC is 251 Lytton Avenue, Suite 200, Palo Alto, CA 94301.

(12)	Based on information contained in a Schedule 13G filed with the SEC by Raging Capital Management, LLC (“Raging Capital”) on February 14, 2017. Raging Capital is the Investment Manager of Raging Capital Master Fund, Ltd. (“Raging Master”). William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital. Raging Master has delegated to Raging Capital the sole authority to vote and dispose of the securities held by Raging Master pursuant to an Investment Management Agreement, dated November 9, 2012, as amended and restated on December 21, 2016 (the “IMA”). The IMA may be terminated by any party thereto effective at the close of business on the last day of any fiscal quarter by giving the other party not less than sixty-one days’ written notice. As a result, each of Raging Capital and William C. Martin may be deemed to beneficially own the Shares held by Raging Master. The address for Raging Capital Management, LLC is Ten Princeton Avenue, P.O. Box 228, Rocky Hill, NJ 08553.

(13)	Based on information contained in a Schedule 13G filed with the SEC by ESW Capital, LLC (“ESW”) on March 13, 2017. ESW owns 3,000,700 shares. Joseph A. Liemandt is the sole voting member of ESW. The address for ESW and Mr. Liemandt is 401 Congress Avenue, Suite 2650, Austin, TX 78701.

(14)	Based on information contained in a Schedule 13G filed with the SEC by Temasek Holdings (Private) Limited and its affiliates on February 13, 2015. Consists of 2,528,205 shares directly owned by Sennett Investments (Mauritius) Pte Ltd (“Sennett”), a wholly-owned subsidiary of Dunearn Investments (Mauritius) Pte Ltd (“Dunearn”). Dunearn is in turn wholly-owned by Seletar Investments Pte Ltd (“Seletar”), which is in turn wholly-owned by Temasek Capital (Private) Limited (“Temasek Capital”), which is in turn wholly-owned by Temasek Holdings (Private) Limited (“Temasek Holdings”). Accordingly, each of Temasek Holdings, Temasek Capital, Seletar and Dunearn may be deemed to have beneficially owned the 2,528,205 Shares owned directly by Sennett. The address for Seletar, Temasek Capital and Temasek Holdings is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891. The address for Dunearn and Sennett is c/o International Management (Mauritius) Limited, Les Cascades, Edith Cavell Street, Port Louis, Mauritius.

(15)	Based on information contained in a Schedule 13G filed with the SEC by Thornburg Investment Management Inc. on February 8, 2017. Thornburg Investment Management Inc. owns 2,028,760 shares. The address for Thornburg Investment Management Inc. is 2300 North Ridgetop Road, Santa Fe, NM 87506.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of March 15, 2017, and their positions are shown below.

Name	Age	Position
Christopher Lien	50	Chief Executive Officer
Catriona M. Fallon	46	EVP, Chief Financial Officer
Wister Walcott	51	EVP, Product and Technology

Our Board chooses executive officers, who then serve at the board’s discretion. There is no familial relationship between any of the directors or executive officers and any other director or executive officer of Marin.

For information regarding Mr. Lien, please refer to the Continuing Directors section of Proposal No. 1 – “Election of Directors,” above.

Catriona M. Fallon has served as our Executive Vice President, Chief Financial Officer (“CFO”) since July 2015. In her capacity as EVP and CFO, Ms. Fallon serves as our principal financial and accounting officer, responsible for directing all aspects of our financial operations. Prior to joining us, Ms. Fallon worked at Cognizant Technology Business Solutions Corp., a business and technology services company. At Cognizant, she served as a Vice President of Finance and Chief of Staff to the CFO from December 2013 until July 2015. Prior to Cognizant, Ms. Fallon held several leadership positions at Hewlett-Packard Company, including Vice President of Strategy and Financial Planning (from September 2012 to September 2013), Director of Investor Relations (from July 2010 to September 2012), and Director of Strategy and Corporate Development (from February 2009 to July 2010). Previously, Ms. Fallon was an equity analyst covering media and technology companies at Citigroup Investment Research. Ms. Fallon’s professional experience also includes roles with Piper Jaffrey & Company, McKinsey & Company and Oracle Corporation. Ms. Fallon received an M.B.A. from Harvard Business School and a B.A. in Economics from UCLA.

Wister Walcott has served as our Executive Vice President, Product and Technology since September 2016. As the original product architect for our application, Mr. Walcott now serves to fulfill our technology vision and product execution on behalf of our customers. From February 2015 to July 2016, Mr. Walcott was a principal at Proxita, advising technology companies on product and marketing strategy. From 2006 to March 2012, Mr. Walcott served as our Vice President of Products and Platform, and from March 2012 to January 2015, he served as our Executive Vice President of Products and Platform. From 2004 to 2005, Mr. Walcott was the Vice President of Marketing at Composite Software, an enterprise data integration software provider. Prior to that, Mr. Walcott served as Senior Director of Product Management at Siebel Systems, a CRM software provider, from 1999 to 2004, when it was acquired by Oracle Corporation, an enterprise software company. Prior to Siebel, from 1996 to 1999, Mr. Walcott was the Vice President of Marketing at Pilot Network Services, Inc., an Internet security provider. From 1993 to 1995, and from 1988 to 1991, Mr. Walcott worked at Oracle Corporation, where he held a variety of technical and management positions. Mr. Walcott holds a B.S. in Computer Science (with honors) from Harvard University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

Overview

This section provides an overview of the material components of our executive compensation program for each person who served as our principal executive officer and our two executive officers (other than our principal executive officer) who were our most highly-compensated executive officers during fiscal 2016 and who we refer to as our “named executive officers.”

Our named executive officers for fiscal year 2016 were:

●	Christopher Lien, our founder and Chief Executive Officer;

●	Catriona M. Fallon, our Executive Vice President and Chief Financial Officer;

●	Stephen E. Kim, our former Executive Vice President, General Counsel, and Corporate Secretary; and

●	David A. Yovanno, our former Chief Executive Officer.

In August 2016, Ms. Yovanno ceased to serve as our Chief Executive Officer and Mr. Lien became our Chief Executive Officer. The compensation earned or paid to our named executive officers for fiscal 2015 and fiscal 2016 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables.

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the fiscal 2015 and fiscal 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Christopher Lien(4)	2016	147,179	—		—	60,794	(5)	100,000	608	(6)	308,581
Founder, Chief Executive Officer	2015	206,250	—		—	240,230		—	287,154	(7)	733,653
Catriona M. Fallon	2016	325,000	—		241,905	39,934		121,875	3,424	(8)	732,138
EVP and CFO	2015	141,667	67,708	(9)	—	455,519		—	793	(10)	665,686
Stephen E. Kim	2016	318,750	67,500	(11)	359,410	95,529		121,875	5,039	(12)	963,103
Former EVP, General Counsel	2015	293,750	46,875	(13)	—	400,383		90,000	4,796	(14)	835,804
David A. Yovanno(15)	2016	263,846	—		604,075	285,804		—	360,357	(16)	1,513,508
Former Chief Executive Officer	2015	400,000	—		—	1,201,146		150,000	52,579	(17)	1,803,725

(1)	The amount shown in this column represents the grant date fair value of restricted stock units granted, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 11 to the audited consolidated financial statements included in our 2016 Form 10-K. Note that the amount reported in this column reflects the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received.

(2)	The amounts shown in this column represent the grant date fair value of the stock options granted to the named executive officers during 2015 and 2016, as computed in accordance with ASC 718. For fiscal 2016, the assumptions used in calculating the grant date fair value are set forth in Note 11 to the audited consolidated financial statements included in the 2016 Form 10-K. For fiscal 2015 amounts, the assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2015. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)	The amounts in this column represent total performance-based bonuses earned for services rendered in fiscal 2015 and fiscal 2016 pursuant to the terms of our Executive Bonus Plan. For fiscal 2015, in September 2015, our compensation committee reduced the target level of funding for the Executive Bonus Plan to (i) 50% of the target annual bonus potential for Mr. Yovanno and (ii) 60% of the target annual bonus potential for Mr. Kim and Mr. Lien based on our year-to-date financial performance at that time. Mr. Yovanno would receive the reduced target bonus potential if the Company achieved both positive adjusted EBITDA in the quarter ended December 31, 2015 and annual revenue in fiscal 2015 of at least $106.5 million (such metrics, the “Bonus Funding Metrics”). Mr. Kim’s reduced target bonus potential would be funded based on the Company meeting the Bonus Funding Metrics, and his actual bonus would be paid based on his achievement of his individual objectives for fiscal 2015. The Company achieved both Bonus Funding Metrics. Accordingly, Mr. Yovanno received 50% of his target bonus potential. Additionally, Mr. Kim met his individual objectives, which included legal and human resources goals, for which Mr. Kim provides executive leadership, and as a result, he received 60% of his target annual bonus potential for fiscal 2015. For 2016, our Executive Bonus Plan funded at 0% attainment based on our revenue and adjusted EBITDA performance. To assist with retention, the compensation committee funded the bonus plan on a discretionary basis at 75% of the target level of funding. As a result, Mr. Lien, Mr. Kim, and Ms. Fallon each received a discretionary bonus at 75% of their target level of annual bonus. Mr. Lien’s bonus was prorated based on his partial year of service during fiscal 2016.

(4)	For fiscal 2016, Mr. Lien was our Chief Executive Officer from August 2016 through December 2016. For fiscal 2015, Mr. Lien was our Executive Chairman from January 2015 through September 2015.

(5)	Reflects a stock option to purchase 60,000 shares of our common stock granted to Mr. Lien in connection with his service as a non-employee director pursuant to our director compensation policy.

(6)	Includes $410 in parking reimbursement and $198 in premiums paid by us for long-term disability benefits.

(7)	Includes the following: pursuant to a separation agreement entered into September 2016 by and among the Company and Mr. Lien (the “Lien Separation Agreement”), we paid Mr. Lien (a) $67,500, which reflects his fiscal 2015 target annual bonus potential established by the compensation committee, prorated for the nine months he served as our Chief Executive Officer during fiscal 2015; (b) $206,250 in cash severance payments; (c) $7,445 in COBRA reimbursement paid pursuant to the Lien Separation Agreement; and $4,100 in parking expenses; (d) $608 in premiums paid by us for life insurance; and (e) $1,251 in premiums paid by us for long-term disability benefits.

(8)	Includes $636 in transportation costs reimbursement, $810 in premiums paid by us for life insurance, and $1,978 in premiums paid by us for long-term disability benefits.

(9)	Pursuant to Ms. Fallon’s offer letter, she was guaranteed her annual target level of bonus for fiscal 2015, prorated for the portion of the year during which she was employed with the Company.

(10)	Includes $92 in transportation costs reimbursement, $371 in premiums paid by us for life insurance, and $330 in premiums paid by us for long-term disability benefits.

(11)	Pursuant to the terms of the Kim Offer Letter, Mr. Kim received a sign-on bonus of $125,000 payable in eight equal quarterly installments, with the first installment paid in January 2015 (the “Kim Sign-on Bonus”). Amount represents the balance of those payments.

(12)	Includes $2,460 in parking reimbursement, $810 in premiums paid by us for life insurance, and $1,769 in premiums paid by us for long-term disability benefits.

(13)	Reflects payments made pursuant to Kim Sign-On Bonus.

(14)	Includes $2,460 in parking reimbursement, $844 in premiums paid by us for life insurance, and $1,492 in premiums paid by us for long-term disability benefits.

(15)	Mr. Yovanno served as our Chief Executive Officer from January 2016 through August 2016.

(16)	Includes $300,000 in cash severance payments and $9,671 in COBRA reimbursement paid pursuant to the Yovanno Separation Agreement; $13,170 for rental of an apartment in San Francisco; $23,950 for early termination of the lease and furniture for the apartment in San Francisco; and $12,992 in reimbursement of travel expenses incurred by Mr. Yovanno in connection with his commute from his home in Southern California to San Francisco. Also includes $574 in premiums paid by us for life insurance.

(17)	Pursuant to the terms of Mr. Yovanno’s offer letter with the Company, such amount includes $16,593 for rental of an apartment in San Francisco; $6,695 in reimbursement of travel expenses incurred by Mr. Yovanno in connection with his commute from his home in Southern California to San Francisco; and $28,751 in gross up payments associated with the apartment and travel reimbursements. Also includes $540 in premiums paid by us for life insurance.

The following table provides information regarding each unexercised stock option and outstanding restricted stock units held by our named executive officers as of December 31, 2016.

Outstanding Equity Awards as of December 31, 2016

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(#)(1)				Option Exercise Price($)	Option Expiration Date	Number of restricted stock units that have not vested (#)		Market Value of restricted stock units that have not vested ($)(2)
Name	Exercisable		Unexercisable
Christopher Lien	32,291		17,709	(3)	9.74	5/11/24	—		—
	31,934		41,059	(4)	6.48	3/8/25	—		—
			60,000	(5)	2.15	5/9/26
	257,421	(6)	—		7.05	5/7/22	—		—
Catriona M. Fallon	97,395		177,605	(7)	3.66	8/9/25	—		—
			25,500		3.31	3/6/26	—		—
							95,500	(8)	224,425
Stephen E. Kim	81,250		68,750	(9)	8.92	11/6/24	—		—
	53,224		68,431	(4)	6.48	3/8/25	—		—
			61,000	(10)	3.31	3/6/26	—		—
							131,000	(11)	307,850
David A. Yovanno	—		—		—	—	—		—

(1)	Outstanding equity awards granted prior to March 21, 2013 were granted under our 2006 Plan. Outstanding equity awards granted after March 21, 2013 were granted under our 2013 Plan. All stock options expire 10 years after the date of grant. In general, the unvested shares subject to a stock option will expire prior to the stock option’s stated expiration date in the event of the optionee’s termination of employment. See “Potential Payments upon Employment Termination and Change in Control Events” for additional information.

(2)	The market value of the unvested shares subject to the RSU award was computed using $2.35, which was the closing price of our common stock on December 30, 2016.

(3)	The stock option award was granted in May 2014. 25% of the shares of our common stock subject to the stock option vested on May 12, 2015, with the remaining shares subject to the stock option vesting each month thereafter over the following three years, such that the shares subject to the stock option will be fully vested on May 12, 2018.

(4)	The stock option award was granted in March 2015. 25% of the shares of our common stock subject to the stock option vested on March 9, 2016, with the remaining shares subject to the stock option vesting each month thereafter over the following three years, such that the shares subject to the stock option will be fully vested on March 9, 2019.

(5)	The stock option award was granted in May 2016. All of the shares of our common stock subject to the stock option will be fully vested on May 10, 2017.

(6)	The stock option award was granted in May 2012 with a vesting commencement date of April 1, 2012. The shares of our common stock subject to the stock option vest over a four-year period in equal, monthly installments after April 1, 2012. The shares of our common stock subject to the stock option were exercisable immediately upon grant, subject to our right to repurchase the unvested shares subject to the stock option at the exercise price upon termination of the optionee’s employment. Of the exercisable shares, 21,493 shares subject to the stock option were unvested as of December 31, 2016.

(7)	The stock option award was granted in August 2015 with a vesting commencement date of July 27, 2015. 25% of the shares of our common stock subject to the stock option will vest on July 27, 2016 with the remaining shares subject to the stock option vesting monthly over the following three years, such that the shares subject to the stock option will be fully vested on July 27, 2019.

(8)	The shares of our common stock subject to the restricted stock unit (“RSU”) award vest as to 25% of the shares subject to the RSU award on March 7, 2016 and the remaining shares subject to the RSU award vest each quarter thereafter over the next three years, such that the RSU award will be fully vested on March 7, 2019.

(9)	The stock option award was granted in November 2014 with a vesting commencement date of October 13, 2014. 25% of the shares subject to the stock option vested on October 13, 2015 with the remaining shares subject to the stock option vesting monthly over the following three years, such that the shares subject to the stock option will be fully vested on October 13, 2018.

(10)	The stock option award was granted in March 2016. 25% of the shares subject to the option vested on March 7, 2017, with the remaining shares subject to the stock option vesting each month thereafter over the following three years, such that the shares subject to the stock option will be fully vested on March 7, 2020.

(11)	The shares of our common stock subject to the RSU award vest as to 25% of the shares subject to the RSU award on December 15, 2016, and the remaining shares subject to the RSU award vest each quarter thereafter over the next three years, such that the RSU award will be fully vested on December 15, 2019.

Offer Letters and Arrangements

We have entered into employment offer letters with Mr. Lien, Ms. Fallon, Mr. Kim, and Mr. Yovanno.

Christopher Lien. We entered into an offer letter agreement with Mr. Lien, our Chief Executive Officer, in August 2016. Pursuant to the offer letter, Mr. Lien’s initial base salary was established at $400,000 per year. He was eligible to receive a bonus targeted at 100% of his base salary, prorated for the portion of fiscal 2016 that he was employed at the Company. Mr. Lien’s employment is at will and may be terminated at any time, with or without cause.

Catriona M. Fallon. We entered into an offer letter agreement with Ms. Fallon, our Executive Vice President and Chief Financial Officer, in July 2015. Pursuant to the offer letter, Ms. Fallon’s initial base salary was established at $325,000 per year. In addition, for fiscal 2015, Ms. Fallon was eligible to receive a bonus targeted at 50% of her base salary, pro-rated for the portion of fiscal 2015 that she would be employed at the Company. In addition, the offer letter provided for reimbursement of relocation costs not to exceed $40,000, based on receipts for actual costs incurred with three months of Ms. Fallon’s start date with the Company. On August 10, 2015, in accordance with the terms of her offer letter, Ms. Fallon was granted a stock option to purchase 275,000 shares of our common stock at an exercise price of $3.66 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option is subject to vesting, with 25% of the shares of our common stock vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the remaining three years, such that the shares subject to the option would be fully vested in August 2019. Ms. Fallon’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

Stephen E. Kim. We entered into an offer letter agreement with Mr. Kim, our Executive Vice President, General Counsel, Corporate Secretary, and Chief of Staff in October 2014. Pursuant to the offer letter, Mr. Kim’s initial base salary was established at $275,000 per year. He was eligible to receive a bonus targeted at 30% of his base salary, prorated for the portion of fiscal 2014 that he was employed at the Company. Furthermore, Mr. Kim was entitled to receive a sign-on bonus of $125,000, payable in equal quarterly installments of $15,625 over two years. On November 7, 2014, in accordance with the terms of his offer letter, Mr. Kim was granted a stock option to purchase 150,000 shares of our common stock at an exercise price of $8.92 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option is subject to vesting, with 25% of the shares vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the remaining three years, such that the shares subject to the option would be fully vested in October 2018. Mr. Kim’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

David A. Yovanno. We entered into an offer letter agreement with Mr. Yovanno, our former Chief Executive Officer, in May 2014. Pursuant to the offer letter, his initial base salary was established at $400,000 per year and his annual bonus target was set at $200,000 per year. The offer letter also provided for commute benefits from his home in Southern California, including reimbursement of weekly travel costs not to exceed $15,000 per year and payment of rent on an apartment in San Francisco, not to exceed $6,300 per month. The commuter benefits are to be grossed-up for taxes. On May 12, 2014, in accordance with the terms of his offer letter, Mr. Yovanno was granted a stock option to purchase 900,000 shares of our common stock at an exercise price of $9.74 per share, which was equal to the fair market value of our common stock on the date the option was granted, as determined by our Board. This stock option would vest to 25% of the shares of our common stock on the first anniversary of the vesting commencement date, with the remainder vesting monthly over the remaining three years. In addition, on May 12, 2014, in accordance with the terms of his offer letter, Mr. Yovanno was granted an RSU award covering 90,000 shares of our common stock, pursuant to which shares of common stock are to be issued as the restricted stock units vest. The restricted stock units vest as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting quarterly over the remaining three years. Mr. Yovanno’s employment was at will and could have been terminated at any time, with or without cause, subject to the severance obligations described below. In connection with Mr. Yovanno’s departure in August 2016, he received the severance benefits described in “—Potential Payments upon Employment Termination and Change in Control Events.”

Separation Agreements

David A. Yovanno. In August 2016, Mr. Yovanno, resigned as a as Chief Executive Officer and as a director. Pursuant to a separation agreement dated August 22, 2016 (the “Yovanno Separation Agreement”), Mr. Yovanno ceased to be an employee of the Company effective August 26, 2016. Pursuant to the Yovanno Separation Agreement and in accordance with Mr. Yovanno’s Severance and Change in Control Agreement with the Company, Mr. Yovanno received a severance payment equating to nine months of his base salary of $400,000, plus reimbursement for certain fees associated with his apartment lease in San Francisco. In addition, Mr. Yovanno received monthly benefits to cover COBRA premiums until the earliest to occur of (a) May 31, 2017 or (b) the date on which Mr. Yovanno becomes eligible for health insurance under another health insurance plan.

Potential Payments upon Employment Termination and Change in Control Events

Each of Mr. Kim and Ms. Fallon is a party to a Severance and Change in Control Agreement with the Company providing for potential payments and benefits in the event of employment termination. The agreements provide as follows:

●	Term: Pursuant to its terms, the agreement renewed on June 30, 2016 for an additional three-year term and terminates upon the earlier of June 30, 2019 or the date employment is terminated for a reason other than a “qualifying termination.” A “qualifying termination” is defined as a separation occurring within three months preceding or twelve months following a change in control (i) for any reason other than cause, as defined in the agreement or (ii) resulting from a voluntary resignation for good reason, as defined in the agreement.

●	Termination other than in connection with a change in control. In the event of a termination without cause other than in connection with a change in control, the individual would be entitled to receive severance benefits equal to six months of his or her then current annual base salary and the monthly benefits premium under COBRA for six months.

●	Termination in connection with a change in control. In the event of a qualifying termination, following a change in control (as defined in the severance agreement) of our Company, the individual would be entitled to receive severance benefits equal to six months of his or her then-current annual base salary and the monthly benefits premium under COBRA for six months. In addition, the shares underlying all unvested equity awards held by him or her immediately prior to such termination will become vested and exercisable in full.

We believe that these protections assisted us in attracting these individuals to join our Company. We also believe that these protections serve our executive retention objectives by helping the named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by our Board or the compensation committee, as applicable, of our retention goals for each named executive officer.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers (other than Mr. Yovanno) assuming their respective qualifying terminations as of December 31, 2016. As a condition of receiving any severance benefits in connection with the change in control agreements, each named executive officer must execute a full waiver and release of all claims in our favor. In addition to the benefits described in the tables below, upon termination of employment executive officers may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Stephen Kim	Catriona Fallon
Termination after Change of Control:
Cash severance(1)	$162,500	$162,500
Post-termination COBRA reimbursement(2)	15,435	3,051
Acceleration of RSUs(3)	307,850	224,425
Total	$485,785	$389,976
Termination not in connection with Change of Control:
Cash severance(1)	$162,500	$162,500
Post-termination COBRA reimbursement(2)	15,435	3,051
Total	$177,935	$165,551

(1)	Ms. Fallon and Mr. Kim would receive six months of base salary.

(2)	Mr. Kim and Ms. Fallon would receive up to six months of COBRA.

(3)	Amount is based upon the value of a share of our common stock as of December 30, 2016, calculated based on the closing price per share as of December 30, 2016.

In addition to the arrangements described above, upon a termination of employment each named executive officer is eligible to receive any benefits accrued under our broad-based benefit plans in accordance with those plans and policies.

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the named executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (clawback) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the use of puts, calls or shorts related to our shares by our directors, officers and employees.

Share Pledging Policy

Our insider trading policy provides that no employee, officer or director may purchase Company securities on margin, borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan. Notwithstanding the foregoing, an employee who is not an officer or director may pledge Company securities as collateral for a loan (not including margin debt) if such employee can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. An employee who is not an officer or director wishing to pledge Company securities as collateral for a loan must: (i) submit a request for pre-clearance to our compliance officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and (ii) provide evidence of the financial capacity to repay the loan without resort to the pledged securities. Our compliance officer, in his or her sole discretion, shall make the determination as to whether the necessary financial capacity has been demonstrated.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2016 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2006 Equity Incentive Plan (the “2006 Plan”), 2013 Equity Incentive Plan (the “2013 Plan”) and 2013 Employee Stock Purchase Plan (the “2013 Plan”).

Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock units(#)		Weighted-average exercise price of outstanding options ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	6,752,748	(1)	6.26	(2)	7,064,518	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	6,752,748		6.26		7,064,518

(1)	Excludes purchase rights accruing under the 2013 ESPP.

(2)	The weighted average exercise price relates solely to shares subject to outstanding stock options, as shares subject to restricted stock units have no exercise price.

(3)	Consists of 1,189,815 shares that remain available for purchase under the 2013 ESPP and 5,874,703 shares of common stock that remain available for grant under the 2013 Plan. Any such shares of common stock that are subject to outstanding awards under the 2006 Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be forfeited and will be available for future grant and issuance under the 2013 Plan. In addition, the number of shares reserved for issuance under our 2013 Plan will increase automatically on the first day of January of each of 2018 through 2023 by the number of shares equal to the lesser of 5% of the total outstanding shares of our common stock as of the immediately preceding December 31st and a number of shares approved by our Board. Similarly, the number of shares reserved for issuance under our 2013 ESPP will increase will increase automatically on the first day of January of each of 2018 through 2023 by the number of shares equal to the lesser of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded down to the nearest whole share) and a number of shares approved by our board of directors or our compensation committee.

RELATED PARTY TRANSACTIONS

During 2016, we employed Don Hutchison’s son, Patrick Hutchison, as a senior product consultant. During 2016, Patrick Hutchison was paid $121,319 in base salary and a performance bonus in the amount of $5,162. In addition, Patrick Hutchison was granted an RSU award covering 11,750 shares of our common stock in 2016. Other than as described above, except for compensation arrangements, including employment, termination of employment and severance and change in control arrangements, since January 1, 2016, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. The audit committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Marin under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers, LLP the audited consolidated financial statements of Marin for the year ended December 31, 2016. The Audit Committee also has discussed with PricewaterhouseCoopers, LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Paul R. Auvil III, Chair
James J. Barrese
L. Gordon Crovitz

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Our bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Marin Software Incorporated, 123 Mission Street, 27th Floor, San Francisco, California 94105, Attn: Corporate Secretary.

To be timely for the 2018 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on January 12, 2018 and not later than 5:00 p.m. Pacific Time on February 11, 2018. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2018 annual meeting must be received by us not later than November 17, 2017 in order to be considered for inclusion in our proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of Marin’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2016.

Available Information

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Marin Software Incorporated
123 Mission Street, 27th Floor
San Francisco, California 94105
Attn: Investor Relations

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com/investor to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 or visit www-us.computershare.com/investor/Contact with questions about electronic delivery.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report on Form 10-K for fiscal 2016 (the “2016 Form 10-K”) and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our 2016 Form 10-K for and proxy materials. A set of our 2016 Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a proxy statement, proxy card, our 2016 Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, 2016 Form 10-K and other proxy materials at no charge, you may write our Investor Relations department at 123 Mission Street, 27th Floor, San Francisco, California 94105, Attn: Investor Relations, visit http://investor.marinsoftware.com/contact-ir or call (415) 906-8179.

Any stockholders who share the same address and currently receive multiple copies of our 2016 Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board does not presently intend to bring any other business before the Meeting and, so far as is known to our board of directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may arise and properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

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MARIN SOFTWARE INCORPORATED 123 MISSION STREET 27TH FLOOR SAN FRANCISCO, CA 94105

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MRIN

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E17442-P86460	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MARIN SOFTWARE INCORPORATED		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the Class I directors:
1.	Election of Directors	☐	☐	☐
Nominees:
01) L. Gordon Crovitz
02) Daina Middleton

The Board of Directors recommends you vote FOR proposal 2:							For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E17443-P86460

MARIN SOFTWARE INCORPORATED Annual Meeting of Stockholders April 27, 2017 11:00 AM Pacific Time This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Lien and Jonathan DeGooyer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of MARIN SOFTWARE INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on April 27, 2017 virtually via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/MRIN, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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